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                               CERTIFICATE OF SECRETARY



     I, Marilyn D. Wade, the duly elected and qualified Secretary of Midland Resources, Inc. (the "Company"), do hereby certify that the following Resolution of the Board of Directors of the Company was duly and validly adopted at a properly convened meeting thereof on the 17th day of September, 1997, adopted in accordance with the Bylaws of the Company and remains in full force and effect on the date hereof without modification or amendment:

     RESOLVED, that this corporation Amend SECTION 3.2. SPECIAL MEETINGS., so the text reads as follows:

     "Except as otherwise provided by law or by the Articles of Incorporation, special meetings of the shareholders may be called by the Chairman of the Board of Directors, the President, any two of the directors, or by the Company pursuant to written request by the holders of not less than one-tenth of all the shares having voting power at such meeting, and shall be held at the principal office of the Corporation, if called by holder(s) of not less than one-tenth of all the shares having voting power at such meeting, or if called as otherwise provided herein, at such other place, and in either case, at such time, as may be stated in the notice calling such meeting. Business transacted at any special meeting of shareholders shall be limited to the purpose stated in the notice of such meeting given in accordance with the terms of Section 3.3."

 .    FURTHER RESOLVED, Amend SECTION 3.4. CLOSING OF TRANSFER BOOKS AND FIXING
     RECORD DATE., by changing the heading thereof to read

     "SECTION 3.4. RECORD DATE FOR SHAREHOLDER NOTICE." and adding the following at the end thereof:

     "The record date for determining those shareholders entitled to vote at a special meeting of shareholders called by holder(s) of not less than one-tenth of all the shares having voting power at such meeting, shall be a date established by the Board of Directors within twenty business days following written receipt of the request to call such meeting by such holder(s) of not less than one-tenth of all the shares having voting power at such meeting delivered to the Secretary of the Corporation. In the absence of the Board of Directors establishing such a record date within twenty business, such record date shall be deemed as the first business day following the expiration of the twenty business days within which the Board had to establish such a record date."

     FURTHER RESOLVED, Amend SECTION 3.7. VOTING AT MEETINGS., by adding the following to the end thereof:

     "The Board of Directors may establish procedures to be followed in counting votes on any matter, whether by proxy or in person, not inconsistent with the Articles of Incorporation or the laws of the State of Texas. Such procedures may address whether or not, and to what extent and how, all shares a shareholder is entitled to vote shall be voted, when any such shareholder submits a ballot or proxy that does not contain voting directions thereon as to any one or more matters, or attempts to vote less than all shares owned by such shareholder. To the extent to Board of Directors adopts any such procedures, it shall give notice thereof to those shareholders entitled to vote at any meeting of shareholders at which such procedures have been adopted."

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 .    FURTHER RESOLVED, Amend SECTION 4.1 NUMBER, QUALIFICATION AND TERM., by
     deleting the second and third sentences and replacing them with the following:

     "The Board of Directors shall consist of not less than three nor more than eleven members. The exact number of directors shall be five until changed, within the preceding limits, by resolution amending such exact number, duly adopted by at least seventy-five percent (75%) of the entire Board, or the affirmative vote of the shareholders holding a majority of the shares entitled to vote on the election of directors; and provided that no decrease shall effect a shortening of the term of any incumbent director."

     Signed this 27th day of January, 1998.




                                   ___________________________________________
                                   Marilyn D. Wade
                                   Secretary




     (SEAL)